Camber Energy, Inc. 8-K

Exhibit 99.1

Camber Energy, Inc. Announces Approval of
1-for-25 Reverse Stock Split

SAN ANTONIO, Texas, March 2, 2018 -- Camber Energy, Inc. (NYSE: CEI) today announced that the Board of Directors of Camber has approved a 1-for-25 reverse split of its issued and outstanding shares of common stock. The 1-for-25 reverse stock split will be effective pre-market open on March 5, 2018, in connection with the filing of a Certificate of Amendment to Camber’s Certificate of Incorporation and Camber’s common stock will begin trading on a split-adjusted basis when the market opens on March 5, 2018.

At Camber’s 2018 Annual Meeting of Stockholders held on January 9, 2018, Camber’s stockholders granted authority to the Board of Directors, in its sole discretion, to determine whether to proceed with a reverse stock split and, if the Board of Directors so determined, to select the reverse stock ratio, in a ratio of between 1-10 and 1-50, and to file a Certificate of Amendment to Camber’s Certificate of Incorporation to effect the reverse stock split at the ratio determined by the Board of Directors.

When the reverse stock split becomes effective, every 25 shares of Camber’s issued and outstanding common stock (and such shares held in treasury) will automatically be converted into one share of common stock. No fractional shares will be issued if, as a result of the reverse stock split, a stockholder would otherwise become entitled to a fractional share. Instead, each stockholder will have such aggregate fractional holdings rounded up to the next whole share. The reverse stock split will not impact any stockholder’s percentage ownership of Camber or voting power, except for minimal effects resulting from the treatment of fractional shares. Following the reverse stock split, the number of outstanding shares of Camber’s common stock will be reduced by a factor of twenty-five. The Certificate of Amendment to Camber’s Certificate of Incorporation will not decrease the number of authorized shares of common stock.

Camber’s shares of common stock will continue to trade on the NYSE American (“NYSE”) under the symbol “CEI” but will trade under a new CUSIP. The reverse stock split is intended to increase the market price per share of Camber’s common stock in order to comply with the NYSE continued listing standards relating to minimum price per share. The reverse stock split will not cure Camber’s non-compliance with the NYSE continued listing rules regarding minimum levels of stockholders’ equity as described in prior filings.

ClearTrust, LLC, Camber’s transfer agent, will act as the exchange agent for the reverse stock split. Please contact ClearTrust, LLC for further information at (813) 235-4490.

Additionally, we have recently become aware of certain investor relations materials and other promotional activities relating to the Company’s securities which have been distributed by, and undertaken by, third parties. To our knowledge, these materials and activities have been paid for by unknown third parties. Such material and activities are not associated or affiliated with the Company or its officers or directors and have not been approved, sanctioned or paid for by the Company.

We caution investors to review our most recent current reports filed with the Securities and Exchange Commission, our official press releases and our periodic filings (including the financial statements and results of operations contained therein), before making any investment in the Company. We further caution investors to not trust as accurate or complete any information, emails or reports touting the Company or its securities, which have not been authorized, approved or sanctioned by the Company.

We also advise that these third party investor relations materials and stock promotional activities could lead to an artificial spike in the trading price of our common stock, could be associated with third parties trying to artificially inflate the price and trading volume of our common stock and could furthermore result in a sharp and precipitous decline in the value of our common stock, once such unauthorized stock promotional activities have ceased.

About Camber Energy, Inc.

Based in San Antonio, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Hunton formation in Central Oklahoma in addition to anticipated project development in the San Andres formation in the Permian Basin. For more information, please visit the Company’s website at www.camber.energy.

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Camber to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks associated with the conditions to closing required to be met to obtain all but the initial $6 million due pursuant to the terms of the Stock Purchase Agreement; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Camber’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company’s SEC filings are available at http://www.sec.gov.